NEITHER THIS NOTE NOR THE COMMON STOCK TO BE ISSUED UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED BY THE HOLDER IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND REGISTRATION OR QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS.

THIS NOTE AND THE COMMON STOCK TO BE ISSUED UPON CONVERSION HEREOF ARE SUBJECT TO THE RIGHT OF FIRST PURCHASE OF THE TODD-AO CORPORATION PROVIDED FOR IN THAT CERTAIN AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS DATED JUNE 18, 1997.


                               THE TODD-AO CORPORATION
                            CONVERTIBLE SUBORDINATED NOTE




No.    2                                                          $ 3,400,000.00
    -------


    THE TODD-AO CORPORATION, a Delaware corporation (hereinafter called the "Company," which term includes any successor hereunder), for value received, hereby promises to pay to HOLLYWOOD DIGITAL LIMITED PARTNERSHIP or registered assigns (the "Holder"), the principal sum of Three Million Four Hundred Thousand Dollars ($3,400,000.00) on June 20, 2000, upon surrender of this Note, and to pay interest thereon from the date hereof annually on June 20 of each year, commencing initially on June 20, 1998, at the rate of five percent (5%) per annum, until the principal hereof is paid or made available for payment. The interest so payable on any interest payment date will be paid to the person in whose name this Note is registered in the Note register maintained by the Company for such purpose (the "Note Register") at the close of business on the May 1, next preceding such interest payment date. Payment of the principal and interest on this Note will be made at the principal office of the Company in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the Holder as such address shall appear on the Note Register.

    This Note is one of a duly authorized issue of two (2) Notes of the Company designated as its Convertible Subordinated Notes (herein called the "Notes"), limited in aggregate principal amount to the amount set forth in that certain Agreement for the Purchase and Sale of Assets between the Company and Hollywood Digital Limited Partnership dated June 18, 1997 (the "Purchase Agreement"). The Notes are issuable only in registered form without coupons.

    This Note may not be transferred or assigned by Holder without the consent of the Company; provided, however, that Holder may transfer this Note to its partners in proportion to their respective partnership interests in Holder as set forth on Schedule 3.0 of the Purchase Agreement. Upon receipt of a written request of Holder and surrender to the Company of the Notes, the Company shall deliver to each of Holder's partners a new note (each a "Replacement Note") in principal amount equal to the aggregate principal amount of the Notes multiplied by a decimal fraction equal to such partner's percentage equity interest in Holder as set forth on Schedule 3.0 of the Purchase Agreement and otherwise substantially identical to this Note, and shall register each such partner as a Holder on the Note Register. Notwithstanding the first sentence of this paragraph, Phemus Corporation may transfer its Notes to any transferee which has satisfied the requirements of Section 9.7 of the Purchase Agreement.

    Prior to due presentment for registration of transfer, the Company and any agent of the Company may treat the registered Holder as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

    Notwithstanding anything to the contrary in this Note, including but not limited to Article 1, in the event the Holder is obligated to make an indemnification payment to an Indemnified Party pursuant to that certain Indemnification Agreement of even date herewith, at the election of either the Holder or the Company, made by written notice, first, accrued but unpaid interest, and thereafter, unpaid principal on this Note, shall be reduced in satisfaction of such payment obligation.

                                       ARTICLE
1
                                SUBORDINATION OF NOTES

    1.1 SUBORDINATION OF NOTES. The Company agrees, and each Holder by his, her or its acceptance hereof agrees, that the payment of the principal of, interest on, or any other amounts pursuant or with respect to, the Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness.

    The term "Senior Indebtedness" means all Indebtedness, present or future (other than the Notes) to banks and other financial institutions, created, incurred, assumed or guaranteed by the Company, and any renewals, extensions or refundings thereof; all real property leases and equipment leases; and all Indebtedness which is nonrecourse to the Company; provided that no such Indebtedness shall prohibit or prevent payment of this Note when due other than under the circumstances set forth in this Article 1 and Section 6.11. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (1) any Indebtedness of the Company to any of its subsidiaries, affiliates, officers, directors or shareholders, or (2) any Indebtedness of the Company that is subordinated to any other Indebtedness of the Company.

    The term "Indebtedness" means at any date any of the following: (i) all obligations, unconditional or contingent for borrowed money including, without limitation, principal, interest, premium, penalties and costs (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof, and including for this purpose all obligations incurred under Capitalized Leases), or obligations evidenced by bonds, notes, debentures or similar instruments (including, without limitation, obligations with respect to letters of credit or bankers' acceptances); and (ii) all obligations to pay the balance deferred and unpaid of the purchase price of any business, real property, other assets, or interest therein, except any such balance that constitutes a trade payable arising in the ordinary course of business. For purposes hereof, (i) a "Capitalized Lease" means a lease of real or personal property which, in accordance with generally accepted accounting principles, has been capitalized by the Company; and (ii) "interest" includes, without limitation, interest which may accrue subsequent to the filing of a petition for relief in bankruptcy or subsequent to the Company becoming subject to any other federal or state debtor relief statute.

    1.2 DISTRIBUTION OF ASSETS. Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise), the holders of Senior Indebtedness shall first be entitled to receive payment in full in cash on the principal of (and premium, if any) and interest (including interest accruing subsequent to the commencement of such case or proceeding, whether or not a claim for post-petition interest is allowable in any such case or proceeding) on the Senior Indebtedness before the Holders of the Notes are entitled to receive any payment upon the principal of or interest on the Notes; and, upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets of the Company of any kind to which the Holders of the Notes would be entitled except for the provisions of this
Article 1 shall be made by the person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representatives or to the trustee under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of (and premium, if any) and interest on the Senior Indebtedness held or represented by each, to the extent necessary to pay in full in cash Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

    If the Holders of the Notes, or any of them, shall fail to file a proper claim in the form required in any proceeding referred to in the first paragraph of this Section 1.2, prior to thirty (30) days before the expiration of the time to file such claim, then the holders of Senior Indebtedness are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes in the form required by any such proceeding.

    Upon any such dissolution, winding up, liquidation or reorganization, in the event that any payment or distribution of assets of the Company of any kind shall be received by the Holders of the Notes in payment of the Notes before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be held in trust for the benefit of and shall be paid over to the holders of such Senior Indebtedness or their representative or to the trustee under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the Holders of such Senior Indebtedness.

    After all Senior Indebtedness is paid in full in cash and until the Notes are paid in full in cash, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness to the extent that payments or distributions otherwise payable to Holders of the Notes have been applied to payment of Senior Indebtedness. A payment or distribution under this Article 1 to the holders of Senior Indebtedness which otherwise would have been made to Holders of the Notes is not, as between the Company and the Holders of the Notes, a payment by the Company on Senior Indebtedness.

    1.3 DEFAULTS ON OR MATURITY OF SENIOR INDEBTEDNESS. Except as provided in the fifth paragraph of this Note, no direct or indirect payment of principal of, or premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes or upon acceleration or otherwise, nor any exchange for, repurchase of or offset respecting, the Notes, shall be made if, at the time of such payment, exchange, repurchase or offset there exists a default on Senior Indebtedness, or if there exists any condition, event or act which with the giving of notice or the passage of time or both would constitute a default on Senior Indebtedness ("Potential Default"), or if any such default on Senior Indebtedness would exist after giving effect to any such payment, exchange, repurchase or offset, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness.
Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, all principal of, or premium, if any, and interest on all such matured

Senior Indebtedness shall first be paid in full in cash before any payment on account of principal or interest, if any, is made upon the Notes.
Notwithstanding the foregoing:

         (a) if such default or Potential Default is a default in the payment of all or any portion of principal of, or premium, if any, or interest on Senior Indebtedness (whether by reason of maturity by lapse of time, acceleration or otherwise) (a "Payment Default"), payments of principal, premium, if any, or interest upon the Notes which have been blocked as a result of the existence of such default or a Potential Default in accordance with the foregoing may be made if all of the following conditions are true: (i) there does not then exist any Payment Default, (ii) such payment upon the Notes would not itself constitute or result in a default on any Senior Indebtedness, (iii) 180 days has elapsed from the date of such default or Potential Default which blocked payments on the Notes, (iv) no new default or new Potential Default then exists which would block payments in accordance with the foregoing, (v) no proceedings have been commenced by the holders of Senior Indebtedness to enforce the provisions of the Senior Indebtedness and (vii) no dissolution, winding up, liquidation or reorganization proceedings have been commenced by or against the Company (whether in bankruptcy, insolvency or receivership proceedings, or by way of an assignment for the benefit of creditors or otherwise); or

         (b) if such default or Potential Default is not a Payment Default, payments of principal, premium, if any, or interest upon the Notes which have been blocked as a result of the existence of a default or Potential Default in accordance with the foregoing may be made if all of the following are true: (i) there does not then exist any Payment Default; (ii) 180 days have elapsed from the date of the default or Potential Default; (iii) no proceedings have been commenced by the holders of Senior Indebtedness to enforce the provisions of the Senior Indebtedness and (iv) no dissolution, winding up, liquidation or reorganization proceedings have been commenced by or against the Company (whether in bankruptcy or receivership proceedings, or by way of an assignment for the benefit of creditors or otherwise). The Company and the holders of the Senior Indebtedness may invoke the provisions of clause (b) only once in any twelve-month period.

In the event that any payment prohibited by the provisions of this Section 1.3 shall be received by the Holders of the Notes in payment of principal of, or premium, if any, or interest on the Notes, then such payment shall be held in trust for the benefit of and shall be paid over to the holders of such Senior Indebtedness or their representative or to the trustee under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment to the Holders of such Senior Indebtedness; provided, however, that in the case of any payment of interest only such payment shall be so held in trust only commencing on the date upon which the Holders receive notice either from the Company or the holder of such Senior Indebtedness that a prohibited payment has been made. Such notice shall be deemed delivered on the date it is personally delivered or sent by facsimile transmission, or three (3) days after the date it is mailed, first class postage prepaid, as follows: George P. Denny, III, c/o Halpern, Denny & Co., 500 Boylston Street, Suite 1880, Boston, Massachusetts 02116, FAX: (617) 536-8535

    1.4 AMENDMENT OF SENIOR INDEBTEDNESS; WAIVER. The Company and/or the holders of Senior Indebtedness may at any time or from time to time and in their absolute discretion change the manner, place or terms of payment, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend or supplement any instrument pursuant to which any Senior Indebtedness is issued, or release any collateral for any Senior Indebtedness, or release any guarantors of any Senior Indebtedness, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder, all without notice to or assent from the Holders of the Notes. Without limiting the foregoing, the Holders expressly waive any right they might otherwise have to require resort to or marshalling of any security held by any holder of Senior Indebtedness. The holders of Senior Indebtedness shall have no duty or obligation to disclose to the Holders of the Notes any information or material about or regarding the condition of the Company, financial or otherwise, which may be learned or acquired by the holders of the Senior Indebtedness in any manner.

    1.5 LIMITATIONS ON EXERCISE OF REMEDIES. Notwithstanding any other provision of this Note, including but not limited to the provisions of
Article 6, in the event of any default on this Note or the Notes, the Holder shall not take any action to enforce this Note prior to the 180th day following written notice to the Company and to the holders of Senior Indebtedness of the existence of a default under this Note (the "Standstill Period"). The actions prohibited during the Standstill Period include, without limitation, the commencement of any dissolution, bankruptcy, insolvency or receivership proceedings against the Company, the exercise of any rights or remedies at law or in equity, with respect to this Note, or the commencement of any lawsuit to enforce any rights against the Company under or pursuant to this Note. Notwithstanding the generality of the foregoing, during the Standstill Period the Holders of the Notes may accelerate the obligations under the Notes provided that no actions prohibited by the preceding sentence are taken. Even after the expiration of the Standstill Period, the remaining provisions of this Article 1 shall continue to apply so as to continue to prohibit payment to the Holders under the provisions of Section 1.2 and Section 1.3 of this Article 1 and so as to require payment over to the holders of Senior Indebtedness if the Holders should receive payments prohibited by Section 1.2 and Section 1.3 of this
Article 1.


                                      ARTICLE 2
                                  CONVERSION RIGHTS

    2.1 CONVERSION RIGHTS. The Holder of this Note has the right, at the Holder's option, at any time on or after the date hereof but before maturity (the "Conversion Date"), to convert the aggregate unpaid principal of this Note as a whole and all but not less than all other Notes held by such Holder into fully paid and non-assessable shares of Class A Common Stock (the "Common Shares") of the Company based on the Conversion Price of Eleven Dollars and Eighty-Seven and One-Half Cents ($11.875) per share, subject to adjustments as provided below.

    2.2 NOTICE OF CONVERSION. Before this Note may be converted into Common Shares at the option of the Holder, the Holder must surrender this Note and all but not less than all other Notes held by such Holder, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Company or of any transfer agent for the Notes. The Holder shall also give written notice to the Company at such office that the Holder elects to convert this Note. The notice shall also specify the name or names in which the Holder wishes the certificate or certificates for Common Shares to be issued, which may be only Holder or a permitted transferee of Holder under the third paragraph of this Note. If a name specified is not that of the Holder, the notice shall also state the address of the new Holder and any other information required by law. The Company shall, as soon as practicable thereafter, issue and deliver to the Holder of the Note(s) converted, or to that Holder's nominee or nominees, certificates for the number of such Common Shares to which the Holder shall be entitled, together with cash in lieu of any fraction of a share as provided in
Section 2.5 hereof, and cash in the amount of the accrued but unpaid interest on such Note(s). Conversion shall be deemed to have been made as of the date of surrender of the Note(s), and the person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of those Common Shares on that date.

    2.3  RESTRICTIVE LEGEND.  Common Shares to be issued pursuant to this
Article 2 shall bear such legends as the Company may determine are required to assure compliance with applicable federal and state securities laws.

    2.4 ADJUSTMENTS. If the Company shall subdivide the number of outstanding Common Shares into a greater number of shares, then the Conversion Price provided for herein and in effect at the time of such action shall be proportionately decreased, and the number of shares at the time purchasable pursuant to this conversion right shall be proportionately increased. If the Company shall reduce the number of outstanding Common Shares by combining such shares into a smaller number of shares, then in such case, the Conversion Price in effect at the time of such action shall be proportionately increased, and the number of shares at the time purchasable pursuant to this conversion right shall be proportionately decreased.

    If the Company shall consolidate or merge with or convey all or substantially all of its property and assets to any other person or entity (any such person or entity being included within the meaning of the term "successor") or the Company shall distribute to the holders of Common Shares any non-cash dividend, the Holder thereafter shall have the right to receive, upon the conversion hereof, upon the basis and on the terms and conditions and during the time specified in this Note in lieu of the Common Shares theretofore purchasable upon the exercise of the conversion privilege, the stock, securities or assets to which a holder of the number of Common Shares then deliverable upon the conversion hereof would have been entitled upon such consolidation, merger or sale, and the Company shall take such steps in connection with such consolidation, merger or sale as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably possible, in relation to any stock, securities or assets thereafter deliverable upon the conversion of this Note; and in any such event, the rights of the Holder to an adjustment in the number of Common Shares into which this Note is convertible and in the Conversion Price, as herein provided, shall continue and be preserved in respect of any stock, securities or assets into which the Holder becomes entitled to convert.

    If the Company shall issue or sell any Common Shares, or any securities convertible into, exercisable for or exchangeable for Common Shares, for a consideration per share less than the lesser of the Conversion Price in effect immediately prior to the time of such issue or sale or the Market Value of a Common Share (as hereinafter defined) on the date of such issue or sale, then the Conversion Price shall be decreased as if the issuance of such Common Shares were in fact a stock dividend resulting in a subdivision of the number of outstanding Common Shares into a greater number of shares, as provided in
Section 2.4. Common Shares issued pursuant to a stock option plan for officers or employees of the Company, not exceeding two million (2,000,000) Common Shares as presently constituted, shall be deemed issued for Market Value, regardless of the actual consideration. The issuance of any rights, options, warrants or securities convertible into or exchangeable for Common Shares shall be deemed to be the issuance of Common Shares for the exercise, conversion or exchange price, regardless of the ultimate exercise, conversion or exchange, but the actual exercise, conversion or exchange shall not be deemed the issuance of Common Shares. For purposes hereof, "Market Value" shall be the fair market value of the Common Shares as determined by the average of the last trading price of the Class A Common Stock of the Company for the fifteen (15) trading days preceding such issuance.

    2.5 FRACTIONAL SHARES. No fractional Common Shares shall be issued upon the conversion of this Note. If any fractional interest in a Common Share would, except for the provisions of this Section 2.5, be deliverable upon the conversion of this Note, the Company shall, in lieu of delivering the fractional share therefor, adjust the fractional interest by payment to the Holder of the Note, an amount equal (computed to the nearest cent) to the current Market Value of the fractional interest.

    2.6 NOTICE OF ADJUSTMENT. When any adjustment is required to be made in the Conversion Price, the Company shall forthwith determine the new Conversion Price; and

         (a) shall promptly prepare and retain on file a statement setting forth the Conversion Price as so adjusted and describing in reasonable detail the facts accounting for such adjustment and the method used in arriving at the new ratio (the "Statement"); and

         (b) shall mail a copy of the Statement to the Holder, as of a date within ten (10) days after the date when the circumstances giving rise to the adjustment occurred.

    2.7 COMMON SHARES. Whenever reference is made in these provisions to the issue or sale of Common Shares, the term "Common Shares" shall include any stock of any class of the Company which shall share in any residual amount available for distribution to stockholders after payment of creditors and amounts payable to holders of stock with a preference on dividends or a preference in the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

    2.8 REPLACEMENT NOTES. If this Note has been surrendered in exchange for Replacement Notes, the Holder's conversion rights under this Article 2 may be exercised by notice given by any Holder of Replacement Notes, and such exercise, when made, shall be effective for all Replacement Notes held by such Holder.
If, following such exercise, the Holder of any Replacement Note fails to surrender all of his, her or its Replacement Note(s) in accordance with Section 2.2, the Company shall not issue Common Shares (and cash in lieu of fractional shares) to such Holder until such Holder surrenders all of his, her or its Replacement Note(s) to the Company, and the Replacement Note(s) shall thereafter cease to bear interest and constitute a right to receive only the Common Shares and cash to which the Holder is entitled upon surrender of the Replacement Note(s) under Article 2.


                                      ARTICLE 3
                                CONVERSION REQUIREMENT

    3.1 COMPANY RIGHT TO REQUIRE CONVERSION. Beginning on the date which is five (5) days after the Common Shares have attained the Target Price, and, except as provided below, at any time thereafter, the Company may require that all, but not less than all, of the Notes be converted into Common Shares at the Conversion Price. The Common Shares shall be deemed to have obtained the Target Price if the average of the closing bid and asked price for the Common Shares exceeds Sixteen Dollars ($16) per share for any five (5) consecutive trading days, if the Common Shares are traded on a national quotation system, or if last trading price for the Common Shares exceeds Sixteen Dollars ($16) per share for any five (5) trading days within any period of fifteen (15) consecutive trading days, if the Common Shares are traded on a securities exchange. The Company shall have the right to require conversion of the Notes into Common Shares once the Common Shares have attained the Target Price, notwithstanding that the trading price for the Common Shares may decline below Sixteen Dollars ($16) per share after the Common Shares have attained the Target Price.

    Beginning on the date which is five (5) days after the Common Shares have obtained the Target Price, the Holder of not less than 50% in principal amount of the Notes outstanding may provide the Company with a notice of the Company's right to require conversion of the Notes under this Section 3.1. If the Company fails to give the Holders notice under Section 3.2 within thirty (30) days of the date of receipt of such notice, the Company's rights to require conversion under this Article 3 shall lapse.

    3.2 NOTICE OF CONVERSION. Notice of conversion under Section 3.1 shall be given by first class mail, postage prepaid, mailed at least thirty (30) days but not more than sixty (60) days before a conversion date, to each Holder of Notes to be converted, at his, her or its address appearing in the Notes Register.
All notices of conversion shall state: (i) the conversion date; (ii) the number of Common Shares and cash in lieu of fractional shares into which the Note is to be converted; (iii) that, unless the Company defaults in delivering the Common Shares and cash, in lieu of fractional shares and which the Note is to be converted on the conversion date, interest thereon shall cease to accrue on and after such date; and (iv) that the Note must be surrendered to receive the Common Shares and cash in lieu of fractional shares into which the
Note is to be converted and the place where the Note is to be surrendered.

    3.3 HOLDER'S OPTION TO DECLINE CONVERSION. The Holder shall have the option, given in writing by first class mail, postage prepaid, mailed at least fifteen (15) days before the Conversion Date specified by the Company under
Section 3.2, to decline to surrender his, her or its Note for conversion under this Article 3. If Replacement Notes have been issued, this option may be exercised separately by each Holder of Replacement Notes. If a holder exercises his, her or its right under this Section 3.3 to decline to surrender his, her or its Note for conversion, then, commencing on the conversion date specified by the Company in its notice to the Holder, interest thereon shall cease to accrue on and after such date, but the Note shall otherwise remain in full force and effect, including the right of the Holder to convert the Note into Common Shares pursuant to Article 2.


                                      ARTICLE 4
                            CONSOLIDATION, MERGER OR SALE

    4.1 CONSOLIDATION ONLY ON CERTAIN TERMS. Nothing contained in the Notes shall prevent any consolidation or merger of the Company with or into any other corporation or entity, or successive consolidations or mergers to which the Company or its successor or successors shall be a part or parties, or shall prevent the sale by the Company of its property or assets as, or substantially as, an entirety or otherwise; provided, however, that (i) in case of any such consolidation or merger, the corporation resulting therefrom or surviving shall be a corporation organized under the laws of the United States or any state thereof or the District of Columbia and shall succeed to and be substituted for the Company with the same effect as if it had been named herein and shall become liable and be bound for, and shall expressly assume, by supplemental agreement in form reasonably satisfactory to the Company and the Holder executed by the corporation resulting from such consolidation or merger, the due and punctual payment of the principal of and interest on all the Notes then outstanding and the performance and observance of all of the covenants and conditions of the Notes on the part of the Company to be performed or observed, and (ii) as a condition of any such sale of all or substantially all of the property or assets of the Company as, or substantially as, an entirety, the corporation to which such property and assets shall be sold shall be a corporation organized under the laws of the United States or any state thereof or the District of Columbia and shall (a) expressly assume, as a part of the purchase price thereof, the due and punctual payment of the principal of and interest on all the Notes and the performance and observance of all the covenants and conditions of the Notes on the part of the Company to be performed or observed, and (b) simultaneously with the delivery to it of the conveyances or instruments of transfer of such property or assets, execute and deliver to the Company a supplemental agreement in form reasonably satisfactory to the Company and the Holder, whereby such purchaser shall assume the due and punctual payment of the principal of and interest on all the Notes then outstanding and the performance and observance of all the covenants and conditions of the Notes on the part of the Company to be performed or observed, to the same extent that the Company would have been bound and liable.

    4.2 SUCCESSOR CORPORATION SUBSTITUTED. The Company will not consolidate with or merge into any other corporation or entity, or sell its property or assets as, or substantially as, an entirety except upon the terms and conditions set forth in this Article 4. Upon any consolidation or merger, or any sale of all or substantially all of the property or assets of the Company as, or substantially as, an entirety in accordance with the provisions of this
Article 4, the entity formed by such consolidation or into which the Company shall have been merged or to which such sale shall have been made shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, and thereafter from time to time such entity may exercise all rights and powers of the Company under this Note in the name of the Company or in its own name; and any act or proceeding required or permitted to be done by any board or officer of the Company may be done with like force and effect by the like board, officer or authorized representative of any entity that shall at the time be the successor of the Company hereunder.

    4.3 DELIVERY OF CERTIFICATE TO HOLDERS. Prior to the effective time of any consolidation, merger or sale of property or assets to which this Article 4 is applicable, the Company will promptly deliver to each Holder an Officer's Certificate of its President and Chief Financial Officer, stating that the covenants of the Company contained in this Article 4 have been complied with.


                                      ARTICLE 5
                           COVENANTS OF COMPANY AND HOLDER

    5.1 NOTICE OF EVENT OF DEFAULT. Within 30 days after the Company obtains knowledge of an event which (with the giving of notice or the lapse of time or both) would constitute an Event of Default under Article 6 hereof, it shall give to each of the Holders, by first-class mail, written notice describing such event, together with a copy of the current Note Register.

    5.2 RESTRICTION ON TRANSFER. The Holder, any transferee or assignee of Holder, covenants that they will not offer for sale, sell, assign, or otherwise transfer any interest in this Note or the Common Shares to be issued upon conversion of this Note without the prior written consent of the Company which consent shall require only that the interests to be transferred are subject to an effective registration statement filed pursuant to the Securities Act of 1933 (the "Act") and have been registered or qualified pursuant to any applicable state securities laws or that the Company has received evidence reasonably satisfactory to it, including, at the discretion of the Company, an opinion of counsel, that the proposed transaction is exempt from the aforementioned requirements and would not cause the original issuance and sale of this Note or the Common Shares to be issued upon conversion of this Note to violate any of these requirements. Holder agrees that the Company shall not be required to transfer this Note on the Note Register of the Company or the Common Shares to be issued upon conversion of this Note unless there has been compliance with this Section 5.2.


    5.3 LIMITATION ON SENIOR INDEBTEDNESS. The Company covenants and agrees that it will not incur any Senior Indebtedness which, when aggregated with the aggregate principal amount of all other Senior Indebtedness on the date such Senior Indebtedness is incurred, exceeds the Debt Limit. For this purpose, Senior

Indebtedness is considered incurred on the date the Company enters into a binding agreement with a lender to borrow, and not on the date(s) upon which funds are actually advanced from time to time thereafter to the Company pursuant to such agreement, and the amount of such Senior Indebtedness is the maximum amount the lender is committed to lend under such agreement, regardless of the amount, if any, actually borrowed from time to time by the Company pursuant to such commitment. For this purpose, the Debt Limit means an amount, determined at the time any Senior Indebtedness is incurred, equal to the sum of (i) three and one-half (3.5) times the EBITDA of the Company, and (2) the Other Obligations of the Company. For this purpose, EBITDA of the Company means, for the Company and its subsidiaries, for the twelve-month period ending on the last day of the calendar month preceding the month in which such Senior Indebtedness is incurred, an amount equal to the sum of, without duplication, (a) net income (or net loss) PLUS (b) (i) total interest expense, whether paid or accrued less amortization or write-off of debt discount and expense and (ii) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), PLUS (c) all tax expense on or measured by income or capital to the extent included in the determination of such net income (or loss) MINUS (d) gains or losses on the sale or other disposition of assets; PROVIDED, HOWEVER, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains; all determined in accordance with generally accepted accounting principles consistently applied. With respect to any entity, business or product line acquired by the Company or any of its subsidiaries within the twelve-month period for computing EBITDA set forth above, the actual EBITDA of such entity, business or product line for the portion of such twelve-month period ending prior to the date of its acquisition shall be included in calculating EBITDA of the Company, on a pro forma basis as if such entity, business or product line had been owned by the Company or such subsidiary throughout such period. For this purpose, Other Obligations means the sum of (i) aggregate amount of payments required to be made by the Company or any of its subsidiaries during the twelve-month period commencing on the first day of the month in which such Indebtedness is incurred on all real property leases and all equipment leases not described in clause (ii), and, without duplication, (ii) the unpaid principal balance on the date such Senior Indebtedness is incurred of all

Indebtedness of the Company which is nonrecourse to the Company and the unpaid principal balance of any off-balance sheet leases of the Company. This
Section 5.3 shall not apply to any Senior Indebtedness which is incurred as a renewal, extension, refunding or refinancing of any Senior Indebtedness, to the extent thereof.


                                      ARTICLE 6
                                  EVENTS OF DEFAULT

    6.1 EVENTS OF DEFAULT. "Events of Default" wherever used herein means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (1) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days; or

         (2) default in the payment of the principal of any Note at its maturity whether by acceleration or otherwise; or

         (3) default in the performance, or breach, of any covenant or warranty of the Company in this Note (other than a covenant or warranty a default in the performance of which or the breach of which is specifically covered in this Article 6), and continuance of such default or breach for a period of sixty (60) days after there has been given, by registered or certified mail, to the Company by the Holders of at least 25% in principal amount of the outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

         (4) the entry of a decree or order by a court having jurisdiction adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under federal bankruptcy laws or the entry of an order for relief with respect to the Company in a proceeding under any such law or statute or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator

(or other similar official) of the Company or of any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

         (5) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent of the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing of a petition or answer or consent seeking reorganization or relief under federal bankruptcy laws or any other applicable federal or state law, or the consent of the Company to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Company or any substantial part of the property of the Company or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due.

    6.2 ACCELERATION OF MATURITY; RESCISSION AND ANNULMENT. If an Event of Default occurs and is continuing, the Holders of not less than 25% in principal amount of the Notes outstanding, by a notice in writing to the Company, may declare immediately due and payable the principal of and all accrued interest on all of the Notes, and upon any such declaration the same shall become and shall be immediately due and payable.

         At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Holders, the Holders of not less than a majority in principal amount of the Notes outstanding, by written notice to the Company, may rescind and annul such declaration and its consequences if:

         (1)  the Company has paid

              (a)  all overdue installments of interest on all Notes

              (b) the principal of any Notes which have become due otherwise than by such declaration of acceleration, and interest thereon at the maximum rate permitted by law, and

              (c) interest upon overdue installments of interest at the Bank of America prime or reference rate plus two (2) percent, and

         (2) all Events of Default, other than the non-payment of the principal of Notes which has become due solely by such acceleration, have been cured or waived as provided in this Article.

         No such rescission shall affect any subsequent default or impair any right consequent thereon.

    6.3 ACCELERATION UPON CONSOLIDATION, ETC. If the Company makes a public announcement of its intention to engage in a transaction described in the first sentence of Section 4.2, regardless of whether the Company is the surviving corporation in such transaction, then commencing on the date of such announcement and ending on the date which is thirty (30) days thereafter, the Holders of not less than 25% in principal amount of the Notes outstanding, by a notice in writing to the Company, may declare immediately due and payable the principal of and all accrued interest on all of the Notes, and upon any such declaration the same shall become and shall be due and payable on the effective date of such transaction. If such transaction is not consummated, then such declaration shall be null and void.

    6.4  SUITS FOR ENFORCEMENT.  The Company covenants that if:

         (1) default is made in the payment of any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

         (2) default is made in the payment of the principal of any Note at the maturity thereof, whether by acceleration or otherwise, the Company will, upon demand of any Holder, pay to him the whole amount then due and payable for principal and interest, with interest upon the overdue principal or overdue installments of interest, at the maximum rate permitted by law.

         If the Company fails to pay such amounts forthwith upon such demand, the Holder may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company, wherever situated.

         If an Event of Default occurs and is continuing, any Holder may in his discretion proceed to protect and enforce his rights by such appropriate judicial proceedings as he shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Note or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

    6.5 UNCONDITIONAL RIGHT OF HOLDERS TO RECEIVE PRINCIPAL AND INTEREST. The Holder of any Note shall have the right, which is absolute and unconditional, subject to the subordination provisions of Article 1, to receive payment of the principal of and interest on such Note on the respective stated maturities expressed in such Note (or, in the case of conversion, on the conversion date) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.

    6.6 RESTORATION OF RIGHTS AND REMEDIES. If any Holder has instituted any proceeding to enforce any right or remedy under this Note and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case the Company and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Holders shall continue as though no such proceeding has been instituted.

    6.7 RIGHTS AND REMEDIES CUMULATIVE. No right or remedy herein conferred upon or served to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

    6.8 DELAY OR OMISSION NOT WAIVER. No delay or omission of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such rights or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Holders.

    6.9 WAIVER OF PAST DEFAULTS. The Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default hereunder and its consequences, except a default

         (1)  in the payment of the principal of or interest on any Note, or

         (2)  in respect of a covenant or provision hereof which under
Article 8 cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

         Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Note; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

    6.10 WAIVER OF STAY, EXTENSION OR OTHER LAWS. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner claim or take the benefit or advantage of, any stay or extension law or any law which would prohibit or forgive the Company from paying all or any portion of the interest on the Note as contemplated herein wherever enacted, now or at any time hereafter in force, which may affect the covenants of the performance of this Note; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Holders, but will permit the execution of every such power as though no such law had been enacted.

    6.11 RIGHTS AND REMEDIES SUBJECT TO SUBORDINATION. Notwithstanding the provisions of this Article 6, including without limitation the first paragraph of Section 6.2, Section 6.3, Section 6.4(2), the two paragraphs following
Section 6.4(2) and Section 6.5, the rights of the Holders to require payments of principal, premium, if any, or interest upon the Notes, and the Holder's remedies in connection with the enforcement of the Notes, are subject to the provisions subordinating the Notes to Senior Indebtedness, to the restrictions upon payments provided for in connection with such subordination and to the restrictions upon remedies provided for in connection with such subordination, all as set forth in Article 1 of this Note.


                                      ARTICLE 7
                              SATISFACTION AND DISCHARGE

    Each Note shall cease to be of further effect (except as to any surviving rights of transfer, or exchange of such Note herein expressly provided for), and shall be discharged and canceled, when such Note has been duly paid or redeemed by the Company and surrendered to the Company for cancellation; provided, however, that such Note shall be reinstated to the extent the Holder is required to disgorge any payment previously made to the Holder with respect to the Note as a preference payment in a bankruptcy proceeding with respect to the Company or as a violation of the subordination provisions hereof.


                                      ARTICLE 8
                               SUPPLEMENTAL AGREEMENTS

    8.1 SUPPLEMENTAL AGREEMENTS WITHOUT CONSENT OF HOLDERS. Without the consent of any Holder, the Company, when authorized by a resolution of the Board of Directors, at any time and from time to time, may enter into one or more agreements supplemental hereto, for any of the following purposes:

         (1) to evidence the succession of another corporation to the Company, and the assumption by any such successor of the covenants of the Company herein contained; or

         (2) to add to the covenants of the Company, for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company.

    8.2 SUPPLEMENTAL AGREEMENTS WITH CONSENT OF HOLDERS. With the consent of the Holders of not less than a majority in principal amount of the outstanding Notes, by written notice of said Holders delivered to the Company, the Company, when authorized by a resolution of the Board of Directors, may enter into an agreement supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Note or of modifying in any manner the rights of the Holders under this Note; provided, however, that no such supplemental agreement shall, without the consent of the Holder of each outstanding Note affected thereby,

         (1) change the stated maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon, or change the place of payment, or the coin or currency in which any Note or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of conversion, on or after the conversion date), or

         (2) modify any of the provisions of this Section or Section 6.9, or

         (3) modify or affect in any manner adverse to the Holders of the Notes the provisions with respect to subordination of the Notes contained in
Article 1 hereof.

    8.3 EFFECT OF SUPPLEMENTAL AGREEMENTS. Upon the execution of any supplemental agreement under this Article, the Notes shall be modified in accordance therewith, and such supplemental agreement shall form a part of this Note for all purposes; and every Holder of Notes shall be bound thereby.

    8.4 REFERENCE IN NOTE TO SUPPLEMENTAL AGREEMENTS. Notes issued and delivered after the execution of any supplemental agreement pursuant to this Article may, but need not, bear a notation as to any matter provided for in such supplemental agreement. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Board of Directors, to any such supplemental agreement may be prepared, executed, issued and delivered by the Company in exchange for outstanding Notes.

    8.5 SENIOR INDEBTEDNESS CONSENT. Notwithstanding anything in this Note to the contrary, this Note may not be modified, amended or supplemented without the prior written consent of the holders of Senior Indebtedness. Notwithstanding the preceding sentence, the provisions of the Note relating to conversion of the Note to Common Stock may be modified, amended or supplemented without the prior written consent of the holders of Senior Indebtedness unless such modification, amendment or supplement provides that this Note is convertible into any securities of the Company other than Common Stock.

                                      ARTICLE 9
                               MISCELLANEOUS PROVISIONS

    9.1 NOTICES TO COMPANY. Any request, demand, authorization, direction, notice, consent or waiver of Holders or other document provided or permitted by this Note to be made upon, given or furnished to the Company by any Holder shall be sufficient (unless otherwise herein expressly provided) if in writing and mailed first class postage prepaid, to the Company, addressed to it at 900 North Seward Street, Hollywood, California 90038, Attention: Chief Financial Officer; or at any other address previously furnished in writing to the Holders by the Company.

    9.2 NOTICE TO HOLDERS; WAIVER. Where this Note provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, to each Holder affected by such event, at his address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Note provides for notice in any matter, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

    9.3 EFFECT OF HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

    9.4 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Note by the Company shall bind its successors and assigns, whether so expressed or not.

    9.5 SEPARABILITY CLAUSE. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    9.6 BENEFITS OF NOTES. Nothing in the Notes, express or implied, shall give to any person, other than the Company, the Holders and their successors, and the holders of any Senior Indebtedness, any benefit or legal or equitable right, remedy or claim under this Note. Notwithstanding that the term "Holder" refers to the original payee and his or her registered assigns, and notwithstanding that the Company may treat the Holder, as so defined, as the owner of this Note for all purposes, the provisions of this Note imposing obligations or agreements upon the Holder, including but not limited to the provisions of Article 1 providing for the subordination of this Note to Senior Indebtedness, shall apply to successors and transferees of any Holder whether or not such successor or transferee becomes a registered assign and therefore a Holder.

    9.7 GOVERNING LAW. Each Note shall be deemed to be a contract under the laws of the State of California and shall be construed in accordance with and governed by the laws of the State of California.

    9.8 HOLIDAYS. In any case where any interest payment date, conversion date or stated maturity of any Note shall not be a business day, then (notwithstanding any other provisions of this Note) payment of interest or principal need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the interest payment date or conversion date or at the stated maturity, and no interest shall accrue for the period from and after such interest payment date, conversion date or stated maturity, as the case may be.

    IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by the signatures of its officers.


DATED:  _____________________, 1997


                                  THE TODD-AO CORPORATION



                                  By:
                                       ---------------------------------
                                                 President



                                  By:
                                       ---------------------------------
                                                 Secretary